[TELE-COMMUNICATIONS, INC. LETTERHEAD]               Stephen M. Brett
                                                   Executive Vice President
                                                Secretary & General Counsel


                                 October 13, 1994



         Comcast Corporation
         1500 Market Street
         Philadelphia, PA  19102-4735

         Dear Sir:

                   Reference is made to the letter agreement (the "Agreement") dated August 4, 1994, among Comcast Corporation ("Comcast"), Liberty Media Corporation ("Liberty") and Tele-Communications, Inc. ("TCI") pursuant to which each of Liberty and Comcast agreed, among other things, to transfer certain shares of QVC, Inc. ("QVC") capital stock owned by it to Com-cast QMerger, Inc. ("QVC Holdings") in connection with the acquisition by Comcast and Liberty of all of the capital stock of QVC. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

                   In connection with the business combination of TCI and Liberty which was consummated in early August and the subsequent restructuring of the assets of TCI and Liberty, please be advised that: (a) the corporate name of Liberty has been changed to "TCI Cable Investments, Inc." ("Old Liberty"), and a new wholly-owned subsidiary of TCI has been incorporated under the name "Liberty Media Corporation" ("New Liberty"); (b) Liberty QVC, Inc., which at the time of the execution of the Agreement was the wholly-owned subsidiary of Old Liberty which held all of the QVC securities referred to in Schedule IV to the Agreement, has become a wholly-owned subsidiary of New Liberty, and Liberty QVC, Inc. continues to hold all of the QVC securities specified in Schedule IV; and (c) certain former subsidiaries of TCI holding QVC securities have become wholly-owned subsidiaries of New Liberty or have transferred their QVC securities in New Liberty or its wholly-owned subsidiaries.

                   In accordance with the Agreement, New Liberty hereby
         (i) agrees to be bound by all of the provisions of the Agree-ment, (ii) assumes and agrees, subject to the terms and con-ditions set forth therein, to perform all liabilities and ob-ligations of Old Liberty under the Agreement (including, but not limited to, the contribution to QVC Holdings of (x) all of the QVC securities specified on Schedule IV to the Agreement to



         An Equal Opportunity Employer

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         be contributed by Old Liberty and (y) the Liberty Additional
         Contribution (as adjusted pursuant to the terms of this letter agreement)) and (iii) agrees to make an additional contribution to QVC Holdings of the 17,922 shares of QVC Class B Preferred Stock and 113,040 shares of QVC common stock acquired by it as a result of the transactions referred to in clause (c) of the preceding paragraph upon the same terms and conditions as the Liberty QVC Securities (as defined below) are to be contributed to QVC Holdings. The parties acknowledge and agree that the contribution of these additional QVC securities by New Liberty will reduce by $13,443,960 (which is the product of the ad-ditional 292,260 equivalent shares to be contributed multiplied by $46) the amount of cash New Liberty is required to con-tributed to QVC Holdings, and, as a result, the amount of the Liberty Additional Contribution will be $6,556,040.

                   Therefore, in accordance with the Agreement and at the time specified therein, New Liberty will contribute to QVC Holdings the QVC securities specified in Schedule IV to the Agreement (the "Liberty QVC Securities"), together with 17,922 shares of QVC Class B Preferred Stock and 113,040 shares of QVC common stock (the "Liberty Additional Securities"), and cash in respect of the Liberty Additional Contribution in the amount of $6,556,040. Attached hereto is an Amended and Restated
         Schedule IV to the Agreement, which the parties agree will replace Schedule IV to the Agreement in its entirety. In ad-dition, the parties acknowledge and agree that the transfers of QVC securities from Old Liberty and TCI to New Liberty do not constitute transfers of QVC capital stock that are prohibited or otherwise restricted by the Agreement.

                   Except as provided herein, the Agreement is hereby ratified, confirmed and adopted. If the foregoing is accept-able to you, please execute a copy of this letter agreement and return it to the undersigned.

                                  Very truly yours,

                                  "Old Liberty"
                                  TCI CABLE INVESTMENTS, INC.


                                  By:  /s/ Stephen M. Brett
                                       Name:
                                       Title:








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                                  "New Liberty"
                                  LIBERTY MEDIA CORPORATION


                                  By:  /s/ Stephen M. Brett
                                       Name:
                                       Title:


                                  TELE-COMMUNICATIONS, INC.


                                  By:  /s/ Stephen M. Brett
                                       Name:
                                       Title:


         Accepted and Agreed as of
         the date first above written:

         COMCAST CORPORATION

         By:      /s/ Arthur R. Block
              Name:   Arthur R. Block
              Title:  Vice President




























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                         AMENDED AND RESTATED SCHEDULE IV
                        TO AGREEMENT DATED AUGUST 4, 1994


                               QVC SECURITIES HELD
                              BY COMCAST AND LIBERTY
                        TO BE CONTRIBUTED TO QVC HOLDINGS


         I.   Liberty

              Common Stock:  6,640,247 shares

              Class B Preferred Stock: 17,922 shares (convertible into 179,220 shares of Common Stock)

              Class C Preferred Stock: 372,866 shares (convertible into 3,728,660 shares of Common Stock)


         II.  Comcast

              Common Stock:  6,207,434 shares

              Class C Preferred Stock: 72,050 shares (convertible into 720,500 shares of Common Stock)

              Warrants to Purchase Common Stock:  1,700,000

























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